BLACKROCK, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I. INTRODUCTION

BlackRock, Inc. and its subsidiaries (collectively, "BlackRock" or the "Company") have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock's reputation for integrity is one of its most important assets and has been instrumental in its business success. Each BlackRock employee, officer and director --whatever his or her position -- is responsible for continuing to uphold these high ethical and professional standards.

This Code of Business Conduct and Ethics (the "Code") covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock's many business activities, but it sets out basic principles designed to guide employees, officers and directors of BlackRock. All of our employees, officers and directors must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior. This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Any employee who violates the requirements of this Code will be subject to disciplinary action, to the extent permitted by applicable law. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code or other Company policies, you should follow the guidelines described in Section XV of this Code.

II. COMPLIANCE WITH LAWS AND REGULATIONS

BlackRock's business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, various state securities laws, ERISA, and the Commodity Exchange Act), as well as the laws and regulations of the other jurisdictions in which we operate. In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange and, based on the ownership interest held by the PNC Financial Services Group, Inc. ("PNC"), the Federal Reserve Board. Finally, BlackRock provides services to a wide variety of high profile clients, including the US and by virtue of ownership of a trust bank, the Office of the Comptroller of the Currency and various foreign governments and corporations, so it may be subject to increased scrutiny.

It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from supervisors and BlackRock's Legal and Compliance Department ("Legal and Compliance"). You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or Legal and Compliance to determine the appropriate course of action.

To assist in this effort, BlackRock has provided to all employees its COMPLIANCE MANUAL and various policies and procedures which provide guidance for complying with these laws and regulations. In addition, the Company holds information and training sessions, including annual compliance meetings conducted by Legal and Compliance, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.




Copyright [C] 2011 BlackRock, Inc. 1
All rights reserved.


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In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock's policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by the Company.

III. CONFLICTS OF INTEREST

Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. A "Conflict of Interest" may arise under various circumstances. A Conflict of Interest arises when a person's private interest interferes, or even appears to interfere, in some way with the interests of the Company. A conflict situation can arise when an employee, officer or director, or his or her immediate family members sharing the same household takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of Interest arise when an employee, officer or director, or members of his or her immediate family members sharing the same household, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, directors or their immediate family members members sharing the same household may create conflicts of interest.

Conflicts of Interest also arise when a BlackRock employee, officer or director works in some manner for a competitor, client or vendor. Thus, you are not allowed to work for a competitor as a consultant or board member or in any other capacity, except as approved in writing by BlackRock's General Counsel. In addition, potential Conflicts of Interest may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.

Conflicts of Interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise. Therefore, if you have a question, you should consult your supervisor, the Company's General Counsel or another member of Legal and Compliance. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of the Legal and Compliance.

IV. INSIDER TRADING

Employees, officers and directors who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for stock trading purposes or for any other purpose except the proper conduct of our business. All non-public information about BlackRock or any of our clients or issuers should be considered "confidential information." To use material, non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

In this regard, BlackRock has adopted the BlackRock INSIDER TRADING POLICY and the BlackRock ADVISORY EMPLOYEE INVESTMENT TRANSACTION POLICY ("AEITP"). Under the AEITP, BlackRock employees are required to pre-clear all advisory transactions in securities (except for certain exempt securities such as mutual funds and Treasury bills). If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of Legal and Compliance .

V. CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or, in some cases, the General Counsel. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees,

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officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI. COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. We should each endeavor to respect the rights of and deal fairly with the Company's clients, vendors and competitors. No one in the course of conducting BlackRock's business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

VII. ENTERTAINMENT AND GIFTS

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, officer, or director, or members of their immediate family members sharing the same household unless it:
(i) is unsolicited; (ii) is not a cash gift; (iii) is consistent with customary business practices; (iv) is not excessive in value; (v) cannot be construed as a bribe or payoff; (vi) is given or accepted without obligation; (vii) is not intended to induce or reward improper performance of a function or activity or to obtain or retain business or an advantage in the conduct of business; and
(viii) does not violate applicable laws or regulations, including those applicable to persons associated with public or private pension plans, and those regulated by any financial services authority, such as brokers or registered representatives regulated by the Financial Industry Regulatory Authority ("FINRA"). Additional guidance regarding gifts and entertainment is contained in the POLICY ON GIFTS AND ENTERTAINMENT, the COMPLIANCE MANUAL and the BLACKROCK'S CORPORATE TRAVEL AND ENTERTAINMENT POLICY. Please discuss with your supervisor or a member of Legal and Compliance any gifts or entertainment which you are not certain is appropriate.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the public sector in the United States, the United Kingdom and other countries. There are strict laws that govern providing gifts and entertainment, including meals, transportation and lodging, to public officials. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with the Company's business for the purpose of obtaining or retaining business or a business advantage. For more information, see the section of this Code entitled "Bribery and Corruption" and the Company's Policy on Anti-Bribery and Corruption.

VIII. DISCRIMINATION AND HARASSMENT

The diversity of BlackRock's employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock's policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex, sexual orientation, age, disability, protected veteran status or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex, sexual orientation, disability, age, status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock's EQUAL EMPLOYMENT OPPORTUNITY POLICY and other employment policies are available on the Company's internal website.

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IX. RECORDKEEPING

The Company requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records. BlackRock's RECORD RETENTION POLICY is available on the Company's internal website.

Generally, all of BlackRock's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to BlackRock's system of internal controls.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock's Corporate Travel and Entertainment Policy is available on the Company's internal website.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. Finally, in the event of litigation or governmental investigations, please consult Legal and Compliance regarding any specific record-keeping requirements or obligations.

X. CONFIDENTIALITY

Generally, BlackRock employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure is authorized by the Legal and Compliance or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. All employees of BlackRock have signed a Confidentiality and Employment Policy or similar policy which sets forth specific obligations regarding confidential information. Any questions regarding this policy or other issues relating to confidential information should be directed to a member of Legal and Compliance.

XI. PROTECTION AND PROPER USE OF BLACKROCK ASSETS

You should endeavor to protect BlackRock's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft must immediately be reported to your supervisor or a member of the Legal and Compliance for investigation. Company technology, equipment or other resources should not be used for non-Company business, though incidental personal use may be permitted.


Your obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, systems, software programs, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, and it could also be illegal and result in civil and/or criminal penalties. BlackRock's INTELLECTUAL PROPERTY POLICY details each employee's obligation to protect BlackRock's intellectual property.

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XII. BRIBERY AND CORRUPTION

BlackRock employees, officers, directors or representatives are prohibited from offering or giving anything of value, directly or indirectly:

         (a) public officials -- if the intention is to influence the official and obtain; or

         (b) persons in the private sector -- if the purpose is to induce such persons to perform (or reward them for performing) a relevant function or activity improperly.

It is strictly prohibited to make illegal payments to public officials of any country for the purpose of obtaining or retaining business or an advantage in the course of business conduct. See BlackRock's POLICY ON ANTI-BRIBERY AND CORRUPTION.

Charitable contributions can give rise to breaches of anti-bribery laws. Guidance on these issues is set out in BlackRock's POLICY ON POLITICAL CONTRIBUTIONS AND LOBBYING.

Additionally,many laws govern contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in BlackRock's POLICY ON POLITICAL CONTRIBUTIONS AND LOBBYING.

XIII. DRUGS AND ALCOHOL

The Company prohibits the use, possession or distribution of illegal drugs by employees while employed by BlackRock. Also, the Company prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of the Company, and/or their security or safety or that of others. For some jurisdictions, newly hired employees may be required to submit to a drug screening test on a timely basis and, where required to submit to the screening, must pass it in order to be employed by BlackRock. For some jurisdictions, a current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.

XIV. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Any waiver of this Code for executive officers or directors may be made only by BlackRock's Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

XV. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees must immediately report illegal or unethical behavior to a member of Legal and Compliance who supports your department or a Managing Director within Legal and Compliance.
In addition, employees of BlackRock may utilize the Employee Complaint Hotline. The BlackRock intranet homepage contains the link to the hotline toll-free number. Employees may also make a report by completing information set out on a link on BlackRock's internal website for reporting illegal, unethical or inappropriate business practices or conduct or violations of BlackRock's compliance policies. EMPLOYEES ARE ENCOURAGED TO PROVIDE THEIR NAME AS THIS INFORMATION MAY MAKE IT EASIER FOR BLACKROCK TO INVESTIGATE A CONCERN AND TO PROVIDE THE EMPLOYEE WITH PROTECTION AGAINST RETALIATION. Employees outside of the European Union may, however, choose to report any concern anonymously. Employees in the European Union may report a concern anonymously if such concern relates to finance, financial crimes, accounting, auditing, falsification of business records, bribery and anti-corruption (or in accordance with further restrictions applicable to a particular EU country).

Reports will be treated confidentially to the extent reasonably possible. Due to certain requirements under data protection laws in Europe, the Company may be obligated to inform the subject of a

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reported violation in Europe that the report was filed and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not automatically entitle the subject of the allegation to information identifying the person who reported the allegation.

BlackRock will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.

The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of Directors of BlackRock (or a committee thereof) and to BlackRock's Office of the Chairman.

XVI. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         o MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

         o ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

         o CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         o DISCUSS THE ISSUE WITH YOUR SUPERVISOR. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         o SEEK HELP FROM COMPANY RESOURCES. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or a member of Legal and Compliance . If you prefer to write, address your concerns to your Human Resources manager or the General Counsel of BlackRock, as appropriate.

         o YOU MAY REPORT VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. The Company does not permit retaliation of any kind against employees for good faith reports of violations.

         o ALWAYS ASK FIRST, ACT LATER. If you are unsure of what to do in any situation, seek guidance BEFORE YOU ACT.

XVII. ACKNOWLEDGEMENT


Each employee of BlackRock is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code and will abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law.

                                             Adopted: September 30, 2006
                                             Last Revised: November 10, 2011

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                          ADVISORY EMPLOYEE INVESTMENT
                               TRANSACTION POLICY

                                      For

                         BLACKROCK AFFILIATED COMPANIES









                                                      Adopted: February 1, 2005
                                                      Last Revised: July 3, 2012

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     Table of Contents
I.   PREAMBLE .................................................................1
A.   General Principles .......................................................1
B.   The General Scope of the Policy's Application to Personal
     Investment Transactions 2
C.   The Organization of this Policy ..........................................2
D.   Questions ................................................................3
II.  LIST OF APPROVED BROKERS .................................................3
III. PERSONAL INVESTMENT TRANSACTIONS .........................................3
A.   In General ...............................................................3
B.   Reporting Obligations ....................................................4
C.   Prohibited or Restricted Investment Transactions .........................6
D.   Investment Transactions Requiring Pre-Clearance ..........................7
E.   Ban on Short-Term Trading Profits .......................................10
F.   Blackout Periods ........................................................10
IV.  INSIDE INFORMATION AND SERVICE AS A DIRECTOR ............................11
A.   Inside Information ......................................................11
B.   Service as a Director ...................................................12
V.   EXEMPTIONS ..............................................................12
VI.  COMPLIANCE ..............................................................13
A.   Certifications ..........................................................13
B.   Supervisory Procedures                                                   13
APPENDIX ....................................................................A-1


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              ADVISORY EMPLOYEE INVESTMENT TRANSACTION POLICY FOR
                     BLACKROCK INVESTMENT ADVISER COMPANIES

I. PREAMBLE

 A. GENERAL PRINCIPLES


This amended and revised Advisory Employee Investment Transaction Policy (the "Policy") is based on the principle that you, as an Advisory Employee under the control of BlackRock, Inc. ("BlackRock"), owes a fiduciary duty of undivided loyalty to the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other Advisory Clients which that Adviser serves.(1) Accordingly, you must avoid transactions, activities, and relationships that might interfere or appear to interfere with making decisions in the best interests of those Advisory Clients.

At all times, you must observe the following GENERAL PRINCIPLES:

1. YOU MUST PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST.

As a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Policy's specific provisions. Technical compliance with the Policy will not automatically insulate from scrutiny any Investment Transaction that indicates an abuse of your fiduciary duties or that creates an appearance of such abuse.

Your fiduciary obligation applies not only to your personal Investment Transactions but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than for the benefit of the Advisory Client. For example, you would violate this Policy if you caused an Advisory Client to purchase a Security you owned for the purpose of increasing the value of that Security. If you are a Portfolio Employee, you would also violate this Policy if you made a personal investment in a Security that might be an appropriate investment for an Advisory Client without first considering the Security as an investment for the Advisory Client.

2. YOU MUST CONDUCT ALL OF YOUR PERSONAL INVESTMENT TRANSACTIONS IN FULL COMPLIANCE WITH THIS POLICY, THE BLACKROCK, INC. INSIDER TRADING POLICY, AND THE OTHER POLICIES OF BLACKROCK (INCLUDING THE POLICIES THAT RESTRICT TRADING IN BLK, BKCC OR AHR).

BlackRock encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the APPEARANCE of unfairness or impropriety. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal Investment Transactions.

3. YOU MUST ACT IN COMPLIANCE WITH THE US FEDERAL SECURITIES LAWS.

As an Advisory Employee of BlackRock, it is your duty to conduct all activities in a manner that is consistent with Federal Securities Laws, which include the Securities Act of 1933, as amended
(the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended ("1940 Act"), the Investment Advisers Act of 1940, as amended (the "Advisers Act"), Title V of Gramm-Leach-

-------------------------------
(1) This policy uses a number of CAPITALIZED TERMS, E.G., Adviser, Advisory Client, Advisory Employee, Beneficial Ownership, Non-Reportable Security, Fixed Income Securities, Fully Discretionary Account, Futures Contract, Immediate Family, Investment Transaction, Personal Account, Portfolio Employee, Portfolio Manager, Related Account, and Security. For each capitalized term, a definition is stated in the text or set forth in Appendix I. TO UNDERSTAND YOUR RESPONSIBILITIES UNDER THE POLICY, IT IS IMPORTANT THAT YOU REVIEW AND UNDERSTAND ALL OF THE DEFINITIONS OF CAPITALIZED TERMS IN APPENDIX I.

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Bliley Act, any rules adopted by the US Securities and Exchange Commission (the
"SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the US Department of the Treasury.

4. YOU MUST NOT TAKE INAPPROPRIATE ADVANTAGE OF YOUR POSITION.

The receipt of investment opportunities, gifts or gratuities from persons seeking to do business, directly or indirectly, with BlackRock, an affiliate, or an Advisory Client could call into question the independence of your business judgment. Doubtful situations should be resolved against your personal interests.

5. YOU MUST PROMPTLY REPORT ANY VIOLATIONS OF THIS POLICY TO BLACKROCK'S CHIEF COMPLIANCE
OFFICER OR HIS DESIGNEES.

You must report any violation of which you are aware by any person subject to this Policy.
BlackRock's Chief Compliance Officer (the "CCO") and the Legal and Compliance Department will keep reports of violations and the identity of those reporting violations strictly confidential. You shall not be subject to any retaliation for reporting a violation in good faith.

B. THE GENERAL SCOPE OF THE POLICY'S APPLICATION TO PERSONAL INVESTMENT TRANSACTIONS

Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act require REPORTING of all personal
Investment Transactions in Securities (other than certain "Non-Reportable Securities") by Advisory
Employees, whether or not they are Securities that might be purchased or sold by or on behalf of an Advisory Client. This Policy implements that reporting requirement.

However, since a primary purpose of the Policy is to avoid conflicts of interest arising from personal Investment Transactions in Securities and other instruments that are held or might be acquired on behalf of Advisory Clients, this Policy only places RESTRICTIONS on personal Investment Transactions in such investments. This Policy also requires reporting and restricts personal Investment Transactions in certain Futures Contracts which, although they are not Securities, are instruments that Advisers buy and sell for Advisory Clients.

Although this Policy applies to all officers and other Advisory Employees of BlackRock, the Policy recognizes that Portfolio Managers, and the other Portfolio Employees who provide Portfolio Managers with advice and who execute their decisions, occupy more sensitive positions than other Advisory Employees, and that it is appropriate to subject their personal Investment Transactions to greater restrictions.

As of the effective date of this amended and revised Policy, Sections III and IV of this Policy only apply to you if you are an Advisory Employee (which includes Portfolio Employees). You are deemed an Advisory Employee unless you have been positively identified in writing by the CCO or his designee as not being an Advisory Employee. In addition, there are certain non-US employees who are subject to this Policy due to their involvement with US registered investment advisers.

C. THE ORGANIZATION OF THIS POLICY

The remainder of this Policy is divided into five main topics. Section II concerns the use of approved brokers. Section III concerns PERSONAL INVESTMENT TRANSACTIONS. Section IV describes restrictions that apply to Advisory Employees who receive INSIDE INFORMATION or seek to serve on a BOARD OF DIRECTORS OR SIMILAR GOVERNING BODY. Section V outlines the procedure for seeking case-by-case EXEMPTIONS from the Policy's requirements. Section VI summarizes the methods for ensuring COMPLIANCE under this Policy. In addition, the following APPENDIX is part of this Policy:

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1. DEFINITIONS OF CAPITALIZED TERMS

Also, please note that the following forms are located on the Legal & Compliance home page on the BlackRock Intranet. The forms can be found under BlackRock Policies, "Employee
Investment Policies".

         o        Acknowledgement of Receipt of The Policy
         o III-A. Request for Duplicate Broker Reports (For persons not associated with a BlackRock broker/dealer affiliate)
         o III-B. Request for Duplicate Broker Reports (For persons associated with a BlackRock broker/dealer affiliate)
                  o BlackRock broker/dealer affiliates include BlackRock Investments, LLC, BlackRock Capital Markets, LLC, BlackRock Execution Services and BlackRock Fund Distribution Company.
         o        Fully Discretionary Account Form
         o Third Party Mutual Funds Advised or Sub-Advised by BlackRock, Inc. Affiliated Advisers.

D. QUESTIONS

Questions regarding this Policy should be addressed to the CCO or his designees. If you have any question regarding the interpretation of this Policy or its APPLICATION to a potential Investment Transaction, you should consult the CCO (or his designees) BEFORE you execute that transaction.

II. LIST OF APPROVED BROKERS

All BlackRock employees are required to maintain "Personal Accounts" and "Related Accounts" (either referred to as "Account(s)"), as defined in the Appendix, at one of the broker-dealers listed in Schedule A, attached ("Approved Brokers").

Please note there are limited exceptions to the Approved Broker requirement that must be approved via the CCO or his designee (including but not limited to former employer 401(k) plans, former employee stock purchase plans ("ESPP"), or cases where an Advisory Employees' spouse is employed by a broker-dealer not included in the List of Approved Brokers).

Non-US employees are subject to the Approved Broker requirements of the personal trading policies in their local jurisdictions.

III. PERSONAL INVESTMENT TRANSACTIONS

 A. IN GENERAL


Subject to the limited exclusions described below, you are required to REPORT all Investment Transactions in Securities and Futures Contracts made by you, a member of your Immediate Family, a trust or an investment club in which you have an interest, or on behalf of any account in which you have an interest or which you direct. In addition, Advisory Employees must provide PRIOR NOTIFICATION AND RECEIVE CLEARANCE of certain Investment Transactions in Securities and Futures Contracts that an Adviser holds or may acquire on behalf of an Advisory Client. (A purchase, sale or exercise of an option is a separate Investment Transaction for purposes of these requirements.) The details of these reporting and prior notification requirements are described below.

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B. REPORTING OBLIGATIONS

1. USE OF APPROVED BROKERS

EXCEPT AS OTHERWISE PROVIDED, ALL PERSONAL ACCOUNTS AND RELATED ACCOUNTS MUST BE HELD WITH AN APPROVED BROKER. Where transactions are made directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan ("DRIP"), or with the mutual fund company (with respect to open-end mutual funds), you must report to BlackRock the information regarding any account with a transfer agent or bank executing such transaction.

This requirement also applies to any purchase or sale of a Security or Futures Contract in which you have, or by reason of the Investment Transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any Securities or Futures Contract transactions by members of your Immediate Family will need to be reported if made through an Approved Broker, bank or transfer agent.

2. INVESTMENT COMPANY SECURITIES

Ownership of Open-End Funds advised or sub-advised by BlackRock:

All BlackRock employees are required to make any purchases of shares of the open-end BlackRock Funds (except for shares held in the BlackRock 401(k) Plan) directly through the Fund's transfer agent, BNY Mellon ("BNY"), or in an account at Merrill Lynch Pierce Fenner &
Smith ("MLPF&S"), Fidelity, Charles Schwab ("CS") or UBS. Upon commencing employment, you must transfer any existing holdings of shares of open-end BlackRock Funds held in any broker-dealer, trust, custodial or other account into an account at BNY, MLPF&S, Fidelity, CS or UBS. Transactions in shares of open-end BlackRock Funds are not subject to the prior notification requirements as described in Section III.D below. In addition, Advisory Employees are required to report Investment Transactions in, and accounts holding, third-party mutual funds ADVISED OR SUB-ADVISED by BlackRock. A list of such third-party mutual funds may be found on the Legal & Compliance home page on the BlackRock Intranet under "Advised or Sub-Advised Third Party Funds". Employees are not required to report Investment Transactions in mutual funds NOT advised or sub-advised by BlackRock, but employees are required to report the existence of the account.

3. INITIAL REPORT

Within TEN days of becoming an Advisory Employee, you must submit an Initial Holdings Certification (the "Certification") via BlackRock's Personal Trading Assistant ("PTA"). The information contained in the Certification must be current as of date no more than 45 days prior to commencing employment or becoming subject to this Policy, for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective dates of those statements. This requirement includes accounts held directly with the issuer of the Security in the case of direct stock purchase plans, DRIPs and accounts held directly with open-end mutual funds.

You should also enter into PTA the name of any broker-dealer, bank and/or futures commission merchant and the identifying account number for any Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest for which you CANNOT supply the most recent account statement.

In addition, you must also enter into PTA the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest:


         a. a description of the Security or Futures Contract, including its name or title;

         b. the quantity (E.G., in terms of numbers of shares, units or contracts, and the principal amount of debt Securities) of the Security or Futures Contract;
         c.       the custodian of the Security or Futures Contract; and
         d. the exchange-ticker symbol or cusip, interest rate and maturity date and, with respect to transactions, the nature of the transaction (buy, sale or other type of acquisition or disposition), price and name of broker-dealer, bank or futures commission merchant effecting the transaction.


4. NEW ACCOUNTS

Upon the opening of a new Personal Account or a Related Account, or any other account, that holds or is likely to hold a Security, Futures Contract, or Non-Reportable Security in which you have a Beneficial Ownership interest, you must enter into PTA the name of the Approved Broker for that account, the identifying account number for that Personal Account or Related Account, and the date that the account was established.

5. TIMELY REPORTING OF INVESTMENT TRANSACTIONS

You must cause each Approved Broker that maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to the CCO (or his designee), on a timely basis, duplicate copies of confirmations of all Investment Transactions in that account and of periodic statements, but in no event later than 30 days following the end of a calendar quarter for that account.

In addition, you must report, on a timely basis, but in no event later than 30 days, any Investment Transaction in a Security or Futures Contract in which you have or acquired a Beneficial Ownership interest that was made without the use of an Approved Broker.

6. RELATED ACCOUNTS

The reporting obligations described above also apply to any Related Account (as defined in the Appendix) and to any Investment Transaction in a Related Account.

It is important that you recognize that the definitions of "Personal Account," "Related Account" and "Beneficial Ownership" in the Appendix will most likely require you to provide, or arrange for, the broker-dealer, bank or futures commission merchant, copies of reports for any of these accounts used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has an interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any Investment Transaction in that account, including the account of any investment club to which you belong.

7. ANNUAL HOLDINGS REPORT

You must report to the CCO, or his designee, on an annual basis, holdings of all Securities and Futures Contracts in which you have a Beneficial Ownership interest. This requirement can generally be satisfied by causing each broker-dealer, bank or futures commission merchant that maintains a Personal Account and/or a Related Account, or any other account that holds a Security or Futures Contract in which you have a Beneficial Ownership interest, to provide to the CCO (or his designee), on a timely basis, Duplicate Broker Reports in accordance with the requirements under Section III.B.5. above. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not held in an account with an Approved Broker from whom the CCO (or his designee) receives a periodic statement of your Personal Account and/or Related Accounts, you must disclose relevant information on the Annual Holdings Report filed via PTA in accordance with the requirements under Section VI.A.2 of this Policy. The information in the

Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

You must supply, where indicated on the Annual Holdings Report, the following information for each Security or Futures Contract for which you had any Beneficial Ownership interest:

         a. a description of the Security or Futures Contract, including its name or title;
         b. the quantity (E.G., in terms of numbers of shares, units or contracts, and the principal amount of debt Securities) of the Security or Futures Contract;
         c.       the custodian of the Security or Futures Contract; and
         d. the exchange-ticker symbol or cusip, and for debt Securities the interest rate and maturity date.

The reporting requirements of this Section 7 do not apply to Securities issued by an investment company sponsored by the Adviser that is exempt from registration under the 1940 Act or Securities of commingled investment vehicles sponsored by the Adviser that are held in BlackRock's 401(k) Plan.

8. EXEMPTIONS FROM INVESTMENT TRANSACTION REPORTING

You need not report Investment Transactions in any account, including a Fully Discretionary Account, over which neither you nor an Immediate Family member has or had any direct or indirect influence or control. For example, Investment Transactions in the account of your spouse in an employee benefit plan would not have to be reported if neither you nor your spouse has any influence or control over those Investment Transactions.

You also need not report Investment Transactions in Non-Reportable Securities nor need you furnish, or require a broker-dealer or futures commission merchant to furnish, confirmations of Investment Transactions in Non-Reportable Securities. This includes, but is not limited to, Investment Transactions in US Government Securities, money market interests, or shares in registered open-end investment companies (I.E., mutual funds) not advised or sub-advised by BlackRock or its affiliates and shares of unit investment trusts that invest exclusively in open-end funds, none of which are advised or sub-advised by BlackRock or an affiliate of BlackRock.

9. CONSULTANTS

Consultants may be required to comply with the Policy depending on the nature of the work they perform for BlackRock and the sensitivity of the information used by the consultants to perform their duties. The CCO or his designee will determine whether a particular consultant is to be included under the Policy.

C. PROHIBITED OR RESTRICTED INVESTMENT TRANSACTIONS

1. TRANSACTIONS INVOLVING BLACKROCK'S SECURITIES

Directors, officers and employees shall only be permitted to purchase or sell BlackRock's Securities during window periods as determined by BlackRock's Legal and Compliance
Department. The Legal and Compliance Department will announce the opening and closing dates of each trading window by e-mail to all directors, officers and employees. It is currently expected that the trading window will open at the beginning of the second full trading day following the public release of quarterly financial information and that it will close at the end of the second trading day of the last month of the quarter for which such quarterly financial information was released. The Legal and Compliance Department may be required to open and close the window at other times.

Please remember that announcements that the window is open do NOT constitute pre-clearance to trade and that each transaction in BlackRock's Securities (including option exercises) must be pre-cleared by the Legal and Compliance Department in accordance with this Policy. In addition, all standing purchase and sale orders for BlackRock's Securities entered by directors, officers and employees, must be cancelled before the end of trading on the New York Stock Exchange as of the closing date of each trading window.

As an Advisory Employee, you are subject to the following additional restrictions:

a. You are prohibited from trading options or warrants for BlackRock's
Securities.

b. You may not engage in any day trading or short selling of BlackRock's Securities. "Day trading" means buying and selling the same Securities during one calendar day. A short sale is a sale of Securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a "short against the box").

c. You are prohibited from purchasing single-stock futures contracts on BlackRock's Securities.


2. INITIAL PUBLIC OFFERINGS

As an Advisory Employee, you may not acquire Beneficial Ownership of any Security in an initial public offering, except that, with the prior approval of the General Counsel of BlackRock (the
"General Counsel") or his designee, you may acquire Beneficial Ownership of a Security in an initial public offering directed or sponsored by BlackRock. For purposes of this Policy, an initial public offering shall not include the purchase of a Security in an initial public offering by (i) a savings bank to its depositors, (ii) a mutual insurance company to its policyholders, or (iii) a building society to its depositors.

3. LIMITED OFFERINGS

You may not acquire Beneficial Ownership of any Security in a Limited Offering, or subsequently sell that interest, unless you have received the prior written approval of the CCO (or his designee) by completing the Private Placement Questionnaire. Limited Offerings, which are also referred to as "private placements" are offerings that are exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with an Adviser.

IF YOU HAVE ACQUIRED BENEFICIAL OWNERSHIP OF SECURITIES IN A LIMITED OFFERING, YOU MUST DISCLOSE THAT INVESTMENT TO THE CCO WHEN YOU PLAY A PART IN ANY CONSIDERATION OF ANY INVESTMENT BY AN ADVISORY CLIENT IN THE ISSUER OF THE SECURITIES, AND ANY DECISION TO MAKE SUCH AN INVESTMENT MUST BE INDEPENDENTLY REVIEWED BY A PORTFOLIO MANAGER WHO DOES NOT HAVE A BENEFICIAL OWNERSHIP INTEREST IN ANY SECURITIES OF THE ISSUER.

D. INVESTMENT TRANSACTIONS REQUIRING PRE-CLEARANCE

You must submit a pre-clearance form via PTA and receive clearance of ANY Investment Transaction (including gifts of Securities) in Securities or Futures Contracts in a Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, UNLESS that Investment Transaction, Security, or Futures Contract falls into one of the following categories that are identified as
"excluded from prior notification and clearance" in Section III.D.2. The purpose of prior notification is to permit the CCO (or his designee) to take reasonable steps to investigate whether that Investment Transaction is in accordance with this Policy. Satisfaction of the prior notification requirement does not,

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

however, constitute approval or authorization of any Investment Transaction for which you have given prior notification. As a result, the primary responsibility for compliance with this Policy rests with you.

1. PRIOR NOTIFICATION AND CLEARANCE PROCEDURE

Prior notification must be given by completing and submitting a pre-clearance form via PTA. No Investment Transaction requiring prior notification and clearance may be executed prior to the "Approval" status being displayed on the transaction screen on PTA, or receipt of the Approval email from PTA.

The time and date of that notice will be reflected on the Approval email sent by PTA to the Advisory Employee. Unless otherwise specified, an Investment Transaction requiring prior notification and clearance must be placed and executed by the end of trading in New York City or, in the case of Advisory Employees employed by BlackRock Investment Management (UK) Limited by the end of trading in the United Kingdom on the day of notice from the CCO (or his designee) that the prior notification process has been completed. If a proposed Investment Transaction is not executed (with the exception of a limit order) within the time specified, you must repeat the prior notification process before executing the transaction. A notice from PTA that the prior notification process has been completed is no longer effective if you discover, prior to executing your Investment Transaction, that the information on your prior pre-clearance form is no longer accurate, or if the CCO (or his designee) revokes his or her notice for any other reason.

The CCO (or his designee) may undertake such investigation as he or she considers necessary to investigate whether an Investment Transaction for which prior notification has been sought complies with the terms of this Policy and is consistent with the general principles described at the beginning of this Policy.

As part of that investigation, the CCO (or his designee) will determine via PTA whether there is a pending BUY or SELL order in the same equity Security (except for orders of Securities included in the S&P 200 Index or in the FTSE 100 Index), or a RELATED SECURITY, on behalf of an Advisory Client. If such an order exists, the pre-clearance request will receive a "Denied" message on the transaction screen on PTA.

2. TRANSACTIONS, SECURITIES AND FUTURES CONTRACTS EXCLUDED FROM PRIOR NOTIFICATION AND CLEARANCE

Prior notification and clearance will not be required for the following Investment Transactions,
Securities and Futures Contracts. They are exempt only from the Policy's prior notification requirement, and, unless otherwise indicated, remain subject to the Policy's other requirements, including its reporting requirements.

a. Transactions Excluded from Prior Notification and Clearance

Prior notification and clearance is NOT required for any of the following Investment Transactions:

         (i) Any Investment Transaction in a Fully Discretionary Account that has been approved as such by the CCO or his designee. (You are NOT permitted to invest in Securities issued, sponsored or managed by BlackRock, Inc. or its investment advisory companies, subsidiaries or affiliates, any investment advisory company or broker-dealer affiliated with BlackRock, Inc. (BLK), BlackRock Kelso Capital Corp. (BKCC), Anthracite Capital, Inc. (AHR) or any closed-end or open-end BlackRock Funds, in a Fully Discretionary Account, except that open-end BlackRock Funds may be held in a Fully Discretionary Account at BNY, MLPF&S, Fidelity, CS or UBS);

         (ii)     Purchases of Securities under DRIPs;

         (iii) Purchases of Securities by an exercise of rights issued to the holders of a class of Securities PRO RATA, to the extent those rights are issued with respect to Securities of which you have Beneficial Ownership;

         (iv) Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership;

         (v) Purchases of common stock of BlackRock, Inc. under the BlackRock, Inc. Employee Stock Purchase Plan, or matching shares of BlackRock, Inc. in BlackRock's 401(k) Plan or similar transactions of employer stock purchased and sold through employer benefit plans in which the spouse of a BlackRock employee may participate;

         (vi) Investment Transactions in 529 Plans or Direct Stock Purchase Plans that have been approved by the CCO or his designee;

         (vii) Automatic investments by direct debit into a personal equity plan ("PEP"), or similar type of plan in Non-Reportable Securities if the pre-notification process was completed for the first such investment;

         (viii) Investment Transactions made by a person who serves on the Board of Directors of an Adviser and is not involved with the Advisory operations of such Adviser nor engages in the type of activities described under (i), (ii) or (iii), and who does not have access to non-public Advisory Client information as described under (5), under the term Advisory Employee as defined in the Appendix;

         (ix) Investment Transactions in the following five (5) Exchange Traded Funds ("ETFs"): the Nasdaq-100 Index Tracking Stock ("QQQQ"), SPDR Trust ("SPY"), DIAMONDS Trust, Series I ("DIA"), SPDR Gold Trust ("GLD") and the iShares S&P 500 Index Fund ("IVV"). Any questions about whether an ETF not listed in this Section III.D.2. (a) is excluded from prior-notification and clearance should be directed to the CCO or his designee;

         (x) Sales pursuant to Trading Plans pre-approved by the Legal and Compliance Department as defined in and contemplated by BlackRock's Insider Trading Policy; and

         (xi) Other purchases or sales which are non-volitional on the part of the employee (E.G., an in-the-money option that is automatically exercised by the broker; a security that is called away as the result of an exercise of an option; or a security that is sold by a broker without employee consultation to meet a margin call not met by the employee).

b. Securities Excluded from Prior Notification and Clearance

Prior notification and clearance is not required for an Investment Transaction in Securities issued by an open-end registered investment company (including open-end BlackRock Funds) or in Non-Reportable Securities, as defined in the Appendix, E.G., US Government Securities and "high quality short-term debt instruments." Prior notification and clearance is required for Investment Transactions in BlackRock Closed-End Funds.

c. Futures Contracts Excluded from Prior Notification and Clearance

Prior notification and clearance is not required for an Investment Transaction in the following Futures Contracts:

         (i)      Currency futures;
         (ii)     US Treasury futures;
         (iii)    Eurodollar futures;


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

         (iv) Physical commodity futures (E.G., contracts for future delivery of grain, livestock, fiber or metals);
         (v) Futures contracts to acquire Fixed Income Securities issued by a US Government agency, a foreign government, or an international or supranational agency;
         (vi) Futures contracts on the Standard and Poor's 500 Index, the Dow Jones Industrial Average or NASDAQ 100 Index; and
         (vii) Futures contracts on the Financial Times Stock Exchange 100 ("FTSE") Index.


E. BAN ON SHORT-TERM TRADING PROFITS

You may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days of the trade date, of the same Securities and/or Related Securities. Any such short-term trade must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

For example, a Security purchased on July 1 at $40 per share and sold within the next 60 calendar days for $40.01 would constitute a short-term trading profit. Additionally, with regard to multiple transactions in a Security, the short-term trading restriction is applied to the last transaction date, notwithstanding the number of shares purchased. For example, 100 shares of a Security purchased on July 1 at $40 per share, with an additional 50 shares of the same Security purchased on September 1 at $25 per share and a sale of 75 shares of the same Security on September 15 (within the 60 days of the last transaction, in this case, September 1) at $26 per share would constitute a short-term trading profit and would be considered a violation of the Policy. Also, an option transaction containing an expiration date within 60 calendar days of purchase would be considered a violation if the option is exercised at a profit.

This short-term ban does NOT apply to Investment Transactions in Non-Reportable Securities (as defined in the Appendix) or in Futures Contracts. This ban also does NOT apply to a purchase or sale in connection with a Transaction Exempt from Prior Notification and Clearance (as described above in Section III.D.2.(a)), a transaction in a Fully Discretionary Account or a transaction excluded from the
"blackout" periods pursuant to Section III.F.2 below. Finally, the short-term trading ban does NOT apply to a purchase or sale of shares of open-end BlackRock Funds or to any shares of BlackRock, Inc. However, trading in BlackRock, Inc. stock remains subject to the restrictions in BlackRock's Stockholder Reporting
Requirements for Directors, Executive Officers and Greater than 10% Stockholders of BlackRock, Inc. and Publicly Traded Funds and Insider Trading Policy. Trading in open-end BlackRock Funds is subject to the Policy Regarding Certain Trading Activity in Shares of the BlackRock Open-End Funds, and the restrictions and redemption fees set forth in each fund's prospectus.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership (including Securities held by Immediate Family member) are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

F. BLACKOUT PERIODS

Your ability to engage in certain Investment Transactions may be prohibited or restricted during the
"blackout" periods described below:

1. SPECIFIC BLACKOUT PERIODS

         a. You may not purchase or sell a Security, a Related Security, or Futures Contract at a time when you intend or know of another's intention to purchase or sell that same Security, a Related Security, or Futures Contract, on behalf of an Advisory Client or any Adviser (the "Specific Knowledge Blackout Period").

         b. In addition, if you are a Portfolio Employee, you may not purchase or sell a Security, a Related Security or a Futures Contract which you are considering or which you have considered and rejected for purchase or sale for an Advisory Client within the previous 15 calendar days of the trade date (the "15-Day Blackout Period") unless the CCO or his designee, after consultation with your supervisor, has approved your Investment Transaction.(2)

         c. Finally, if you are a Portfolio Manager, you may not purchase or sell a Security, a Related Security, or Futures Contract within seven calendar days before or after the trade date of a transaction in that Security, a Related Security, or Futures Contract, by an Advisory Client for which you are responsible (the "7-Day Blackout Period").

For Portfolio Employees or Portfolio Managers, the CCO (or his designee) will not approve an Investment Transaction until any applicable 15-Day Blackout Period or 7-Day Blackout Period(3) has expired or any required approvals or exemptions have been obtained. An Investment Transaction that violates one of these Blackout restrictions must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the Compliance Committee.

2. EXEMPTIONS FROM BLACKOUT RESTRICTIONS

The foregoing blackout period restrictions do NOT apply to Investment Transactions in:

         a.       Non-Reportable Securities, as defined in the Appendix;
         b. Securities of a company included in the Standard & Poor's 200 (S&P 200) Index. (S&P 200 Securities are subject to the Policy's prior notification and clearance requirements.);
         c. A Futures Contract Excluded from Prior Notification under this Policy (as described in Section III.D.2.(c));
         d.       A Fully Discretionary Account;
         e. Securities of a company included in the Financial Times Stock Exchange 100Index (FTSE 100 Securities are subject to the Policy's prior notification and clearance requirements); and
         f. ETFs Excluded from Prior Notification under this Policy (as described above in Section III.D).


IV. INSIDE INFORMATION AND SERVICE AS A DIRECTOR

 A. INSIDE INFORMATION

As an employee of BlackRock, you must comply with BlackRock's Insider Trading Policy, Confidentiality


Policy and Portfolio Information Distribution Guidelines. Copies of these policies and guidelines were furnished to all employees at the time of their adoption and is furnished or made available to all new employees at the commencement of their employment. In addition, as an Advisory Employee, you must notify the General Counsel or CCO (or their designees) if you receive or expect to receive material non-public information about an entity that issues Securities. The General Counsel in cooperation with the CCO will determine the restrictions, if any, that will apply to your communications and activities while in possession of that information. In general, those restrictions will include:

-------------------------
(2) SEC Rule 17j-1 places restrictions on the purchase or sale of any "security held or to be acquired" by a registered investment company. Rule 17j-1(a)(10) defines a "Security held or to be acquired" by a registered investment company as including any security which, within the most recent 15 days, "is being or has been considered by such company or its investment adviser for purchase by such company." (3) The applicable Blackout Period is calculated from the trade date of your Investment Transaction, with that trade date considered as day one.

         a. an undertaking not to trade, either on your own behalf or on behalf of an Advisory Client, in the Securities of the entity about which you have material non-public information;
         b. an undertaking not to disclose material non-public information to other Advisory Employees; and
         c. an undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity about which you have material non- public information.

The General Counsel, in cooperation with the CCO, or their designees, will maintain a "Restricted list" of entities about which Advisory Employees may have material non-public information. This "restricted list" will be available to the CCO (and his designees) when he conducts investigations or reviews related to the Prior Notification and Clearance Procedure described previously in Section III.D.1 or the Post-Trade Monitoring and Investigations process described below in Section VI.B.3.

B. SERVICE AS A DIRECTOR

You may not serve on the board of directors or other governing board of any entity (other than an entity sponsored by BlackRock) unless you have received the prior written approval of the General Counsel or his designee. If permitted to serve on a governing board, an Advisory Employee will be ISOLATED from those Advisory Employees who make investment decisions regarding the Securities of that entity, through an information barrier or other procedures determined by the General Counsel or his designee. In general, the information barrier or other procedures will include:

         a. an undertaking not to trade or to cause a trade on behalf of an Advisory Client in the Securities of the entity on whose board you serve;
         b. an undertaking not to disclose material non-public information about that entity to other Advisory Employees; and
         c. an undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity on whose board you serve.

Employees serving as a director or officer of BlackRock, Inc. or another entity at the request of BlackRock benefit from indemnification as provided for under the terms of BlackRock, Inc.'s by-laws. For the avoidance of doubt, employees serving as directors or officers of BlackRock subsidiaries or BlackRock managed funds (or similar BlackRock-sponsored investment vehicles) are deemed to be serving in such capacity at the request of BlackRock. In addition, if an employee is serving as a director or officer of another entity as a result of an ownership interest by BlackRock or one of BlackRock's products in such entity, then such service shall similarly be deemed to be at the request of BlackRock and the employee shall benefit from the indemnification provided in the BlackRock by-laws in accordance with their terms. Employees should refer to BlackRock's by-laws for the scope and limitations of any such indemnification. Service on the board of directors or another governing body of entities not mentioned above shall not be deemed "at the request of BlackRock" solely as a result of being approved by the General Counsel or his designee pursuant to the prior paragraph.

V. EXEMPTIONS

The CCO, in his discretion, may grant case-by-case exceptions to any of the foregoing requirements, restrictions or prohibitions, except that the CCO may not exempt any Investment Transaction in a Security (other than a Non-Reportable Security) or a Futures Contract from the Policy's reporting requirements. Exemptions from the Policy's prior notification and clearance requirements and from the Policy's restrictions on acquisitions in initial public offerings, short-term trading and trading during blackout periods will require a determination by the Compliance Committee that the exempted transaction does not involve a realistic possibility of violating the general principles described at the beginning of this Policy. An application for a case-by-case exemption, in accordance with this paragraph, should be made IN WRITING to the CCO or his designee.

VI. COMPLIANCE

 A. CERTIFICATIONS

  1. UPON RECEIPT OF THIS POLICY

Upon commencement of your employment or the effective date of this Policy, whichever occurs later, and upon any material amendments of this Policy, all Advisory Employees will be required to acknowledge receipt of their copy of this Policy by submitting a certification via BlackRock University or via New Hire Orientation. By that acknowledgment, you will also agree:

         a. To read the Policy, to make a reasonable effort to understand its provisions, and to ask the CCO (or his designee) questions about those provisions you find confusing or difficult to understand.

         b. To comply with the Policy, including its general principles, its reporting requirements, its prohibitions, its prior notification requirements, its short-term trading and blackout restrictions.

         c. To advise the members of your Immediate Family about the existence of the Policy, its applicability to their personal Investment Transactions and your responsibility to assure that their personal Investment Transactions comply with the Policy.

         d. To cooperate fully with any investigation or inquiry by or on behalf of the CCO (or his designees) or the Compliance Committee to determine your compliance with the provisions of the Policy.

In addition, by your acknowledgment, BlackRock will recognize that any failure to comply with the Policy and to honor the commitments made in your acknowledgment may result in disciplinary action, including dismissal. The most current Policy is posted on the Intranet.

2. ANNUAL CERTIFICATION OF COMPLIANCE

You are required to certify on an annual basis, via PTA, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Policy, that you recognize that you are subject to its provisions, that you complied with the requirements of the Policy during the period to which it applies, and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Policy and that you have disclosed, reported or caused to be reported all Personal Accounts and Related Accounts, or any other accounts, that hold or are likely to hold a Security, Futures Contract or Non-Reportable Security in which you have a Beneficial Ownership interest. In addition, you will be required to confirm the accuracy of the record of information on file with the Adviser with respect to such Personal Accounts and Related Accounts or other accounts. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not reported to the CCO, or his designee, on a periodic basis through Duplicate Broker Reports, you must add this holding to PTA, and certify it at the time you make your Annual Certification of Compliance. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

B. SUPERVISORY PROCEDURES

 1. THE COMPLIANCE COMMITTEE

The Policy will be implemented, monitored and reviewed by the Compliance Committee. The Compliance Committee, by a simple majority of its members, may appoint new members of the Committee, may replace existing members of the Committee, and may fill vacancies on the Committee. The Compliance Committee will implement any procedures reasonably necessary to prevent violations of the Policy. The designee of the Compliance Committee will also provide reports (described below) regarding significant violations of the Policy and the procedures to implement the Policy. The Compliance Committee may recommend changes to those procedures or to the Policy to the management of the Advisers. Finally, the Compliance Committee will designate one person to act as CCO for all Advisers.

2. THE CHIEF COMPLIANCE OFFICER

The CCO designated by the Compliance Committee will be responsible for the day-to-day administration of the Policy for all Advisers, subject to the direction and control of the Compliance Committee. Based on information supplied by the management of each Adviser, the CCO (or his designees) will forward a copy of the Policy to each Advisory Employee and will notify each person designated as a Portfolio Employee or Portfolio Manager. The CCO will also be responsible for administration of the reporting and prior notification functions described in the Policy, and will maintain the reports required by those functions. In addition, the CCO (or his designees) will attempt to answer any questions from an Advisory Employee regarding the interpretation or administration of the Policy. When necessary or desirable, the CCO will consult with the Compliance Committee about such questions. The CCO may designate one or more Assistant Compliance Officers to whom the CCO may delegate any of the duties described in this paragraph or in the succeeding paragraphs, and who shall be empowered to act on the CCO's behalf when the CCO is absent or Compliance personnel will submit pre-clearance requests via PTA, but will not be allowed to pre-approve their own transactions.

3. POST-TRADE MONITORING AND INVESTIGATIONS

The CCO (or his designees) will review PTA and other information supplied for each Advisory Employee so that the CCO can detect and prevent potential violations of the Policy. This information may also be disclosed to the Adviser's auditors, attorneys and regulators. If, based on his or her review of information supplied for an Advisory Employee, or based on other information, the CCO suspects that the Policy may have been violated, the CCO (or his designees) will perform such investigations and make such inquiries as he or she considers necessary. You should expect that, as a matter of course, the CCO will make inquiries regarding any personal Investment Transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client. If the CCO reaches a preliminary conclusion that an Advisory Employee may have violated this Policy, the CCO will report that preliminary conclusion in a timely manner to the Compliance Committee and will furnish to the Committee all information that relates to the CCO's preliminary conclusion. The CCO may also report his preliminary conclusion and the information relating to that preliminary conclusion to the Adviser's auditors, attorneys and regulators.

Promptly after receiving the CCO's report of a possible violation of the Policy, the Compliance Committee, with the aid and assistance of the CCO, will conduct an appropriate investigation to determine whether the Policy has been violated and will determine what remedial action should be taken by the Adviser in response to any such violation(s). For purposes of these determinations, a majority of the Compliance Committee will constitute a quorum and action taken by a simple majority of that quorum will constitute action by the Committee.

4. REMEDIAL ACTIONS

The remedial actions that may be recommended by the Compliance Committee may include, but are not limited to, disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal. As part of any sanction, E.G., for violation of the Policy's restrictions on short-term trading or trading during blackout periods, you may be required to reverse or unwind a transaction and to forfeit any profit or to absorb any loss from the transaction. If an Investment Transaction may not be reversed or unwound, you may be required to disgorge any profits associated with the transaction, which profits will be distributed in a manner prescribed by the Compliance Committee in the exercise of its discretion. Profits derived from Investment Transactions in violation of this Policy may not be offset by any losses from Investment Transactions in violation of this Policy. Finally, evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law.

In determining what, if any, remedial action is appropriate in response to a violation of the Policy, the Compliance Committee will consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, whether you knew or should have known that your Investment Transaction violated the Policy, whether you engaged in an Investment Transaction with a view to making a profit on the anticipated market action of a transaction by an Advisory Client, your efforts to cooperate with the CCO's investigation, and your efforts to correct any conduct that led to a violation. In rare instances, the Compliance Committee may find that, for equitable reasons, no remedial action should be taken.

5. REPORTS OF MATERIAL VIOLATIONS

In a timely manner, and not less frequently than annually, the designee of the Compliance Committee will report to the directors or trustees of each investment company that is an Advisory Client, any known material violation of the Policy by an Advisory Employee to that investment company and sanctions imposed in response to the material violation. Evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law.

6. REPORTS OF MATERIAL CHANGES TO THE POLICY

Within a reasonable period of time of making any material change to the Policy, but in no event longer than six months after making a material change, the designee of the Compliance Committee will report to BlackRock's Corporate Council, and to the directors/trustees of each investment company that is an Advisory Client, the nature of such change.

7. RECORDS

The CCO or his designees shall maintain records in the manner and to the extent set forth below, these records shall be available for examination by representatives of the SEC.

         a. As long as this Policy is in effect, a copy of it shall be preserved in an easily accessible place;
         b. The following records must be maintained in an easily accessible place for five years after the end of the fiscal year in which the event took place;
                  (i) a copy of any other Advisory Employee Investment Transaction Policy which has been in effect;
                  (ii) the names of any Compliance Officers that were responsible for reviewing Duplicate Broker Reports and other transaction and holding information;
                  (iii) the names of any Compliance Officers that were responsible for maintaining the records set forth in this Section VI.B.7.
                  (iv) a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Employee of a Beneficial Ownership in any Security in an initial public offering or limited offering;
                  (v) a record of any violation of this Policy, and of any action taken as a result of such violation;
                  (vi) a list of all Advisory Employees who have been subject to this Policy;
                  (vii) a record of each holdings report made by an Advisory Employee; and

                  (viii) a record of all written Acknowledgements by Advisory Employees of receipt of the Policy.

         c. The following records must be maintained for five years after the end of the fiscal year in which the event took place, the first two years in an appropriate and easily accessible office of the Adviser:

                  (i) a copy of each Duplicate Broker Report and other transaction and holding information submitted to the Compliance Officer responsible for reviewing Reports; and
                  (ii) a copy of each annual written report submitted by the Compliance Committee to the management committee of BlackRock and to the directors or trustees of each investment company that is an Advisory Client.

                                                                        APPENDIX

                        DEFINITIONS OF CAPITALIZED TERMS

The following definitions apply to the capitalized terms used in the Policy:

ADVISER

The term "Adviser" means any entity under the control of BlackRock, whether now in existence or formed after the date hereof, that is registered as (i) an investment adviser under the Advisers Act, or (ii) a broker-dealer under the Exchange Act, or (iii) a national bank chartered under the authority of the Comptroller of the Currency, US Treasury Department, other than any such investment adviser or broker-dealer that has adopted its own employee investment transaction policy.

ADVISORY CLIENT

The term "Advisory Client" means an investment company, whether or not registered with any regulatory authority, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Adviser by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

ADVISORY EMPLOYEE

The term "Advisory Employee" means an officer, director, or employee of an Adviser, or any other person identified as a "control person" on the Form ADV or the Form BD filed by the Adviser with the US Securities and Exchange Commission, (1) who, in connection with his or her regular functions or duties, generates, participates in, or obtains information regarding that Adviser's purchase or sale of a Security by or on behalf of an Advisory Client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) who obtains information or exercises influence concerning investment recommendations made to an Advisory Client of that Adviser; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to non-public information regarding any Advisory Clients' purchase or sale of Securities, or non-public information regarding the portfolio holdings of any fund for which an Adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with BlackRock. Advisory Employee is also deemed to include employees associated with BlackRock Investments, LLC, BlackRock Capital Markets, LLC, BlackRock Execution Services and BlackRock Fund Distribution Company.

BENEFICIAL OWNERSHIP

As a GENERAL MATTER, you are considered to have a "Beneficial Ownership" interest in a Security or Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security or Futures Contract. YOU ARE PRESUMED TO HAVE A BENEFICIAL OWNERSHIP INTEREST IN ANY SECURITY OR FUTURES CONTRACT HELD, INDIVIDUALLY OR JOINTLY, BY YOU AND/OR BY A MEMBER OF YOUR IMMEDIATE FAMILY (AS DEFINED BELOW). In addition, unless specifically excepted by the Chief Compliance Officer or his designee based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Security or Futures Contract held by: (1) a JOINT ACCOUNT to which you are a party, (2) a PARTNERSHIP in which you are a general partner, (3) a LIMITED LIABILITY COMPANY in which you are a manager-member, (4) a TRUST in which you or a member of your Immediate Family has a pecuniary interest, or (5) an investment club in which you are a member. Although you may have a Beneficial Ownership interest in a Security or Futures Contract held in a Fully Discretionary Account (as defined below), the application of this Policy to such a Security or Futures Contract may be modified by the special exemptions provided for Fully Discretionary Accounts.

As a TECHNICAL MATTER, the term "Beneficial Ownership" for purposes of this Policy will be interpreted in the same manner as it would be under SEC Rule 16a-1(a) (2) in determining whether a person has beneficial ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

BLACKROCK

The term "BlackRock" means BlackRock, Inc.

BLACKROCK FUND

The term "BlackRock Fund" means an investment company (both open-end and closed-end investment companies) in which BlackRock or an affiliate of BlackRock serves as investment adviser, sub-adviser or principal underwriter.

CHIEF COMPLIANCE OFFICER

The terms "Chief Compliance Officer" or "CCO" each mean the person designated by the Compliance Committee as responsible for the day-to-day administration of the Policy in accordance with Section VI(B)(2) of the Policy.

COMPLIANCE COMMITTEE

The term "Compliance Committee" means the committee of persons who have responsibility for implementing, monitoring and reviewing the Policy, in accordance with Section VI(B)(1) of the Policy.

DUPLICATE BROKER REPORTS

The term "Duplicate Broker Reports" means duplicate copies of confirmations of transactions in your
Personal or Related Accounts and of periodic statements for those accounts.

FIXED INCOME SECURITIES

For purposes of this Policy, the term "Fixed Income Securities" means fixed income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt Securities, mortgage-backed and other asset-backed Securities, fixed income Securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt Securities, and debt Securities of international agencies or supranational agencies. For purposes of this Policy, the term "Fixed Income Securities" will not be interpreted to include US Government Securities or any other Non-Reportable Security (as defined above).

FULLY DISCRETIONARY ACCOUNT

The term "Fully Discretionary Account" means a Personal Account or Related Account managed or held by a broker-dealer, futures commission merchant, investment adviser or trustee as to which neither you nor an Immediate Family member: (a) exercises any investment discretion; (b) suggests or receives notice of transactions prior to their execution; and (c) otherwise has any direct or indirect influence or control. In addition, to qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a Security or Futures Contract on behalf of an Advisory Client. To qualify an account as a Fully Discretionary Account, the Chief Compliance Officer (or his designee) must receive and approve a written notice, using the FULLY DISCRETIONARY ACCOUNT FORM, that the account meets the foregoing qualifications as a Fully Discretionary Account. You are not permitted to invest in Securities issued, sponsored or managed by BlackRock, Inc. or its investment advisory companies, subsidiaries or affiliates, including any investment advisory company or broker-dealer affiliated with BlackRock, Inc.

(BLK), BlackRock Kelso Capital Corp. (BKCC), Anthracite Capital, Inc. (AHR) or any closed-end or open-end BlackRock Funds, in a Fully Discretionary Account.

FUND

The term "Fund" means an investment company registered under the 1940 Act.

FUTURES CONTRACT

The term "Futures Contract" includes (a) a futures contract and an option on a futures contract traded on a US or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, or the London International Financial Futures Exchange (a "Publicly-Traded Futures Contract"), as well as (b) a forward contract, a "swap", a "cap", a "collar", a "floor" and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which fall within the definition of "Security")
(a "Privately-Traded Futures Contract"). You should consult with the Chief Compliance Officer (or his designee) if you have any doubt about whether a particular Investment Transaction you contemplate involves a Futures Contract. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures Contract on a US Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a US Treasury Bond that expires in July.

IMMEDIATE FAMILY

The term "Immediate Family" means any of the following persons who RESIDE IN YOUR HOUSEHOLD OR WHO DEPEND ON YOU FOR BASIC LIVING SUPPORT: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

INVESTMENT TRANSACTION

For purposes of this Policy, the term "Investment Transaction" means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest. The exercise of an option to acquire a Security or Futures Contract is an Investment Transaction in that Security or Futures Contract.

LIMITED OFFERING

The term "Limited Offering" means an offering that is exempt from registration under the Securities Act of
1933, as amended, pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

NON-REPORTABLE SECURITY

The term "Non-Reportable Security" means any Security (as defined below) not included within the definition of Covered Security in SEC Rule 17j-1(a)(4) under the 1940 Act and not within the definition of Reportable Security in Rule 204A-1(e)(10) under the Advisers Act, including:

         1.       A direct obligation of the Government of the United States;

         2. Shares issued by open-end Funds (including money market Funds), other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser or sub-adviser;

         3. HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements.;

         4.       Shares of unit trusts, open-end investment companies
                  (OEIC's), other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser or sub-adviser, and direct obligations of the Government of the United Kingdom; and

         5. Shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are advised by BlackRock or an affiliate of BlackRock.

PERSONAL ACCOUNT

The term "Personal Account" means the following accounts that hold or are likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest:

         o        any account in your individual name;
         o any joint or tenant-in-common account in which you have an interest or are a participant;
         o any account for which you act as trustee, executor, or custodian; and
         o any account over which you have investment discretion or have the power (whether or not exercised) to direct the acquisition or disposition of Securities (including BlackRock Funds) or Future Contracts (other than an Advisory Client's account that you manage or over which you have investment discretion), including the accounts of any individual or entity that is managed or controlled directly or indirectly by or through you, such as the account of an investment club to which you belong. There is a presumption that you can control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

POLICY

The term "Policy" means this Advisory Employee Investment Transaction Policy.

PORTFOLIO EMPLOYEE

The term "Portfolio Employee" means a Portfolio Manager or an Advisory Employee who provides information or advice to a Portfolio Manager with respect to the purchase or sale of Securities, who helps execute a Portfolio Manager's decisions, or who directly supervises a Portfolio Manager.

PORTFOLIO MANAGER

The term "Portfolio Manager" means any employee of an Adviser who has the authority, whether sole or shared or only from time to time, to make investment decisions or to direct trades affecting an Advisory Client.

RELATED ACCOUNT

The term "Related Account" means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a direct or indirect Beneficial Ownership interest (other than an account over which you have no investment discretion and cannot otherwise exercise control) and any account (other than an Advisory Client's account) of any individual or entity to whom you give advice or make recommendations with regard to the acquisition or disposition of Securities (including BlackRock Funds) or Future Contracts (whether or not such advice is acted upon).

RELATED SECURITY

The term "Related Security" means, as to any Security, any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for that Security. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

SECURITY

As a GENERAL MATTER, the term "Security" means any stock, note, bond, share issued by a BlackRock Fund, debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest, or investment contract, OTHER THAN A NON-REPORTABLE SECURITY (as defined above). The term "Security" includes an OPTION on a Security, an index of Securities, a currency or a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges as well as such an option traded in the over-the-counter market. The term "Security" does not include a physical commodity or a Futures
Contract. The term "Security" may include an interest in a limited liability company (LLC) or in a private investment fund.

As a TECHNICAL MATTER, the term "Security" has the meaning set forth in Section 2(a) (36) of the 1940 Act which defines a Security to mean:

         Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase any of the foregoing,

EXCEPT THAT the term "Security" does not include any Security that is a Non-Reportable Security (as defined above), a Futures Contract (as defined above), or a physical commodity (such as foreign exchange or a precious metal).

                     BLACKROCK APPROVED BROKER CONTACT LIST
                             (updated July 3, 2012)

Please note: Shares of BlackRock open-end mutual funds must be held directly through the fund's transfer agent (BNY Mellon), in the BlackRock 401(k), or in an account with one of the following four brokers: Merrill Lynch, Fidelity, Charles Schwab and UBS. No other brokers may be used to trade or hold BlackRock open-end funds.

BARCLAYS WEALTH
HTTP://BARCLAYSWEALTH.COM
Main contact for opening an account:
ELIZABETH HANEY
212-526-8899

BANK OF AMERICA
HTTP://WWW.BANKOFAMERICA.COM
866-848-6540

CHARLES SCHWAB
o(CUSTOMIZED WEBSITE FOR BLK EMPLOYEES)
HTTP://WWW.SCHWABEXCLUSIVE.COM/2575
888-621-3933

EoTRADE
o(CUSTOMIZED WEBSITE FOR BLACKROCK EMPLOYEES)
HTTP://WWW.ETRADE.COM/BLACKROCK
877-355-7044

FIDELITY
o(CUSTOMIZED WEBSITE FOR BLACKROCK EMPLOYEES)
HTTP://WWW.FIDELITY.COM/ECR
Please note there is a $75 transaction fee to purchase
Institutional shares at Fidelity. BlackRock employees and family members can purchase Investor A shares at NAV without the $75 transaction fee. Family members of BlackRock employees are not eligible to purchase Institutional shares.

FIRST REPUBLIC
Main Contact:
DINO DUQUE
415-395-2206

INTERACTIVE BROKERS LLC
o(CUSTOMIZED WEBSITE FOR BLACKROCK EMPLOYEES)
HTTP://WWW.INTERACTIVEBROKERS.COM/EMPLOYEETRACK/INDE
X.PHP?E=BLK

MERRILL LYNCH HTTP://ML.COM
1-800-MERRILL (637-7455)

MORGAN STANLEY SMITH BARNEY HTTP://WWW.MORGANSTANLEYSMITHBARNEY.COM
800-869-3326

OPTIONSXPRESS
HTTP://WWW.OPTIONSXPRESS.COM/
888-280-8020

SCOTTRADE
HTTP://WWW.SCOTTRADE.COM
800-619-7283

STIFEL NICOLAUS
WWW.STIFEL.COM
Main contacts for opening an account:
SHELLY DEES CRYSTAL SCHLEGL
314-342-4041 314-342-2722

T. ROWE PRICE
HTTPS://INDIVIDUAL.TROWEPRICE.COM
866-586-0088

TD AMERITRADE
o(CUSTOMIZED WEBSITE FOR BLACKROCK EMPLOYEES)
HTTPS://WWW.TDAMERITRADE.COM/DBS/BLACKROCK.HTMLMain
contacts for opening an account:
BRYAN SAWYER CURT RADETICH
212-294-2448 415-856-8186

UBS
HTTP://WWW.UBS.COM
800-354-9103
Please contact your Financial Advisor at UBS to receive Institutional shares of BlackRock Funds. Your
Financial Advisor will need to apply for a service workcase with task purchase and in the comment field, note, "BlackRock employee" for you to receive
Institutional share pricing.

WELLS FARGO ADVISORS (formerly Wachovia)
HTTPS://WWW.WELLSFARGOADVISORS.COM
866-927-0812